Exhibit 10.7

AMENDMENT NO. 4

CAPE BANK

EMPLOYEES’ SAVINGS & PROFIT SHARING PLAN

The Plan named above gives the Employer the right to amend it at any time. According to that right, the Plan is amended effective July 14, 2015 as follows:

By adding the following to Article III in the TABLE OF CONTENTS:

Section 3.08 — 401(k) Safe Harbor Provisions

By striking Section 4.01 — Investment of Contributions in Article IV in the TABLE OF CONENTS and substituting the following:

Section 4.01 — Investment and Timing of Contributions

By adding the following definitions to the DEFINITIONS SECTION of Article I:

ACP Test Safe Harbor means the method described in the 401(k) SAFE HARBOR PROVISIONS SECTION of Article III for satisfying the ACP Test with respect to Matching Contributions.

ADP Test Safe Harbor means the method described in the 401(k) SAFE HARBOR PROVISIONS SECTION of Article III for satisfying the ADP Test.

By striking the first two paragraphs in subparagraph (a) in the ACTIVE PARTICIPANT SECTION of Article II and substituting the following:

An Employee shall first become an Active Participant (begin active participation in the Plan) on the earliest Monthly Date on which he is an Eligible Employee and has met both of the eligibility requirements set forth below. This date is his Entry Date.

(1)	He has completed six months of Eligibility Service before his Entry Date.

(21)	He is age 21 or older.

By striking subparagraph (b) in the EMPLOYER CONTRIBUTIONS SECTION of Article III and substituting the following:

Matching Contributions.

The Employer shall make Matching Contributions in an amount equal to 100% of Elective Deferral Contributions that are not over 3% of Compensation, plus 50% of Elective Deferral Contributions that are over 3% of Compensation but are not over 5% of Compensation.

Matching Contributions are calculated based on Elective Deferral Contributions and Compensation for the payroll period. Matching Contributions are made for all persons who were Active Participants at any time during that payroll period.

Elective Deferral Contributions that are Catch-up Contributions shall be matched.

Matching Contributions are Qualified Matching Contributions and are 100% vested when made.

Amendment No. 4	1	(4-60403)
Subtype 110217

By striking the first paragraph of the FORFEITURES SECTION of Article III and substituting the following:

A Forfeiture of Matching Contributions that relates to excess amounts shall occur as provided in the EXCESS AMOUNTS SECTION of this article.

By striking the first and second paragraphs from the ALLOCATION SECTION of Article III, as previously amended in Amendment No. 1, and substituting the following:

A person meets the allocation requirements of this section if he is an Active Participant on the last day of the Plan Year and has at least 1,000 Hours of Service during the latest Accrual Computation Period ending on or before that date.

By striking the fourth paragraph from the ALLOCATION SECTION of Article III and substituting the following:

Matching Contributions shall be allocated to the persons for whom such Contributions are made under the EMPLOYER CONTRIBUTIONS SECTION of this article. Such Contributions shall be allocated when made and credited to the person’s Account.

By adding the following section to the end of Article III:

SECTION 3.08—401(k) SAFE HARBOR PROVISIONS.

(a)	Rules of Application.

(1)	Any provisions relating to the ADP Test in the EXCESS AMOUNTS SECTION of this article do not apply for any Plan Year in which the provisions of this section apply unless the plan is amended to reduce or suspend the Qualified Matching Contributions during the Plan Year in accordance with the provisions of this section. Any provisions relating to the ACP Test in the EXCESS AMOUNTS SECTION of this article do not apply with respect to Matching Contributions for any Plan Year in which the provisions of this section apply unless the Plan is amended to reduce or suspend the Qualified Matching Contributions during the Plan Year in accordance with the provisions of this section.

(2)	Short Plan Year Exceptions. The provisions of this section shall not apply unless the Plan Year is 12 months long except as provided below:

(i)	In the case of the first Plan Year of a newly established plan (other than a successor plan), the Plan Year is at least 3 months long (or any shorter period if the Employer is a newly established employer that establishes the Plan as soon as administratively feasible after the Employer came into existence).

(ii)	In the case of a cash or deferred arrangement (CODA) that is added to an existing profit sharing, stock bonus, or pre-ERISA money purchase pension plan for the first time during a plan year, provided the Plan is not a successor plan and the CODA is made effective no later than 3 months prior to the end of the Plan Year. The Plan may not be an ACP Test Safe Harbor for such Plan Year unless the existing Plan did not provide for Matching Contributions and the amendment providing for Matching Contributions is made effective at the same time as the adoption of the CODA.

Amendment No. 4	2	(4-60403)
Subtype 110217

(iii)	If the Plan has a short Plan Year as a result of changing its Plan Year, provided that:

A.	the Plan satisfied the safe harbor requirements under section 1.401(k)-3 of the regulations and section 1.401(m)-3 of the regulations for the immediately preceding Plan Year; and

B.	the Plan satisfies the safe harbor requirements under section 1.401(k)-3 of the regulations (determined without regard to paragraph (g) of that section) and the safe harbor requirements under section 1.401(m)-3 of the regulations (determined without regard to paragraph (h) of that section) for the immediately following Plan Year (or the immediately following 12 months if the immediately following Plan Year is less than 12 months).

(iv)	If the Plan has a short Plan Year due to Plan termination, provided that the Plan satisfies the safe harbor requirements of section 1.401(k)-3 of the regulations and section 1.401(m)-3 of the regulations through the date of termination and either:

A.	the Plan would satisfy the requirements of section 1.401(k)-3(g) of the regulations and section 1.401(m)-3(h) of the regulations treating the termination of the Plan as a reduction or suspension of safe harbor matching contributions, other than the requirement that Active Participants have a reasonable opportunity to change the amount of their cash or deferred elections; or

B.	the Plan termination is in connection with a transaction described in Code Section 410(b)(6)(C) or the Employer incurs a substantial business hardship comparable to a substantial business hardship described in Code Section 412(c).

(3)	To the extent that any other provision of the Plan is inconsistent with the provisions of this section, the provisions of this section shall govern.

(b)	ADP Test Safe Harbor.

(1)	Contributions. The Plan is satisfying the ADP Test Safe Harbor using Qualified Matching Contributions as provided in the EMPLOYER CONTRIBUTIONS SECTION of this article. The Employer shall pay to the Insurer or Trustee, as applicable, such Contributions for each Plan Year not later than the end of the 12-month period immediately following the Plan Year for which they are deemed to be paid.

(2)	Notice Requirement. At least 30 days, but not more than 90 days, before the beginning of the Plan Year, the Employer shall provide each Active Participant a comprehensive notice of his rights and obligations under the Plan, including a description of the Qualified Matching Contributions that will be made to the Plan to satisfy the ADP Test Safe Harbor.

The notice shall be written in a manner calculated to be understood by the average Active Participant.

Amendment No. 4	3	(4-60403)
Subtype 110217

If an Employee becomes an Active Participant after the 90th day before the beginning of the Plan Year and does not receive this notice for that reason, the notice must be provided no more than 90 days before he becomes an Active Participant but not later than the date he becomes an Active Participant.

(3)	Election Periods. In addition to any other election periods provided under the Plan, each Active Participant may make or modify a deferral election during the 30-day period immediately following receipt of the notice described in (2) above.

(c)	ACP Test Safe Harbor. Matching Contributions are limited as provided in the EMPLOYER CONTRIBUTIONS SECTION of this article.

(d)	ACP Test. The Plan does not provide for Participant Contributions, as defined in the EXCESS AMOUNTS SECTION of this article. Any provisions relating to the ACP Test in the EXCESS AMOUNTS SECTION of this article shall not apply for any Plan Year in which the provisions of this section apply unless the Plan is amended to reduce or suspend the Qualified Matching Contributions during the Plan Year in accordance with the provisions of this section.

(e)	Reduction or Suspension of the 401(k) Safe Harbor Contribution. The Employer may amend the Plan to reduce or suspend the amount of the Qualified Matching Contributions during any Plan Year if the following conditions are met:

(1)	For Plan Years beginning on or after January 1, 2015, the Employer either

(i)	is operating at an economic loss as described in Code Section 412(c)(2)(A) for the Plan Year, or

(ii)	includes in the notice described in (b)(2) above a statement that the Plan may be amended during the Plan Year to reduce or suspend the Qualified Matching Contributions and that the reduction or suspension will not apply until at least 30 days after all Active Participants are provided notice of the reduction or suspension.

(2)	All Active Participants shall be provided a supplemental notice that explains the consequences of the amendment, informs them of the effective date of the reduction or suspension of the Qualified Matching Contributions and explains the procedures to change their Elective Deferral Agreement.

(3)	The effective date of the reduction or suspension of the Qualified Matching Contributions is no earlier than the later of (i) 30 days after the Active Participants are given such notice, and (ii) the date the amendment is adopted.

(4)	Active Participants are given a reasonable opportunity (including a reasonable period after receipt of the supplemental notice) prior to the reduction or suspension of the Qualified Matching Contributions to change their Elective Deferral Agreement.

If the Qualified Matching Contributions are reduced or suspended, the Employer shall perform the ADP Test and ACP Test for the entire Plan Year in which the reduction or suspension occurred using the current year testing method described in the EXCESS AMOUNTS SECTION of this article, and satisfy the Top-heavy Plan

Amendment No. 4	4	(4-60403)
Subtype 110217

requirements of Article XI. The Employer shall make the Qualified Matching Contributions with respect to Elective Deferral Contributions and Compensation for the portion of the Plan Year prior to the effective date of the reduction or suspension. The annual compensation limit applied to Compensation for purposes of such Contributions shall be adjusted for the short determination period as described in the definition of Compensation in the DEFINITIONS SECTION of Article I.

(f)	Top-heavy Rules. The Plan is deemed to not be a Top-heavy Plan, as defined in the DEFINITIONS SECTION of Article XI, for a Plan Year if the exception under Code Section 416(g)(4)(H) applies for such year.

By striking the heading for SECTION 4.01—INVESTMENT OF CONTRIBUTIONS in Article IV and substituting the following:

SECTION 4.01—INVESTMENT AND TIMING OF CONTRIBUTIONS.

By adding the following as the next to last paragraph in the INVESTMENT AND TIMING OF CONTRIBUTIONS SECTION of Article IV:

The Employer shall pay to the Insurer or Trustee, as applicable, the Qualified Matching Contributions and all other Matching Contributions calculated based on Elective Deferral Contributions for a specified payroll period not later than the last day of the Plan-year Quarter following the calculation period specified.

This amendment is made an integral part of the aforesaid Plan and is controlling over the terms of said Plan with respect to the particular items addressed expressly herein. All other provisions of the Plan remain unchanged and controlling.

Unless otherwise stated on any page of this amendment, eligibility for benefits and the amount of any benefits payable to or on behalf of an individual who is an Inactive Participant on the effective date(s) stated above, shall be determined according to the provisions of the aforesaid Plan as in effect on the day before he became an Inactive Participant.

Signing this amendment, the Employer, as plan sponsor, has made the decision to adopt this plan amendment. The Employer is acting in reliance on its own discretion and on the legal and tax advice of its own advisors, and not that of any member of the Principal Financial Group or any representative of a member company of the Principal Financial Group.

Signed this 4th day of December, 2015.

CAPE BANK

By	/s/ Angie Hickman

VP, Compensation & Benefits
Title

Amendment No. 4	5	(4-60403)
Subtype 110217